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Exhibit 5.1

July 2, 2020

American National Group, Inc.

One Moody Plaza, 18th Floor

Galveston, Texas 77550-7990

Ladies and Gentlemen:

We have acted as special counsel to American National Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-160698) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by American National Insurance Company, a Texas insurance company (the “Predecessor Registrant”), registering 2,900,000 shares of common stock, par value $1.00 per share, of the Predecessor Registrant (the “Shares”) under the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan (the “Plan”).

The Company became the successor to the Predecessor Registrant on July 1, 2020 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly-owned subsidiary, AN MergerCo., Inc., a Texas corporation (“MergerCo”), with the Predecessor Registrant being the surviving corporation. The Merger became effective at 12:01 a.m. on July 1, 2020, at which time the separate corporate existence of MergerCo ceased and the Predecessor Registrant became a direct, wholly-owned subsidiary of the Company. In connection with the Merger, the Company assumed the Plan and, as a result, the Shares issuable pursuant thereto.

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c)

Originals or copies of such other corporate records of the Company and the Predecessor Registrant, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP